WABCO

WABCO Holdings Inc..

1 Centennial Avenue
Piscataway, NJ 08855-6820
USA
www.wabco-auto.com

March 11, 2013

Jason Campbell

Dear Jason,

We are pleased to confirm our offer to propose you the position of **Vice President, Corporate Controller** reporting to Ulrich Michel, Chief Financial Officer. You will be located in Brussels, Belgium.

As discussed, your compensation package will be comprised of the following elements:

- an annual base salary of $190,000 or a monthly rate of $15,833;

- an eligibility to participate in our Annual Incentive Plan (AIP) with a target of 30% of your annual base salary;

- an eligibility to participate in our Cash Long Term Incentive Plan (LTIP) with a target of 25 % of your annual base salary;

- an eligibility to participate in our annual equity incentive program with annual grants determined by the CNG committee of WABCO's Board of Directors. This does not constitute a commitment for an equity award or the amount of such award for any period. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

You will benefit from our Executives Perquisite program including a Financial planning budget of $7,500 p.a., an annual Executive Health check and the Executive Life Insurance. You will continue to participate in the WABCO US Benefits Program and you will be provided with vacation according to existing policy.

In your position you will be eligible to receive severance in case of "Change in Control", which is only triggered in the event of a change in control AND either termination:

(a) by the Company within 24 months of CIC, not for Cause or
(b) by the individual for Good Reason

In the event of CIC and according to WABCO's CIC severance plan, you will be entitled to 2 times your base salary plus 2 times your AIP at target.

To reduce any concerns regarding termination of employment, we will provide you with severance of one times the base salary plus your AIP if you are involuntary terminated for any reason other than Cause. It is explicitly agreed that the above exceptional benefit will only be payable to you if you sign a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity(ies) or benefit(s) due or payable to you as a result or in connection with the termination of your employment with the Company or affiliated companies. In this regard, special reference is amongst others made to the WABCO Change In Control Plan. The "Change in Control" severance and the above severance benefit cannot be cumulated.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct.

WABCO

WABCO Holdings Inc..

1 Centennial Avenue
Piscataway, NJ 08855-6820
USA
www.wabco-auto.com

WABCO maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the Chief Human Resources Officer. This letter supersedes any verbal or written communication prior to this date.

Please sign below indicating your acceptance of this offer.

Sincerely,

Christopher Harrison
Chief Human Resources Officer

** Enclosures*

For acceptance

Jason Campbell